Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Speedemissions, Inc.

Tyrone, Georgia

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 Registration Statement on Form S-1 and related prospectus of Speedemissions, Inc. for the registration of up to 40,652,438 shares of its common stock, and to the inclusion therein of our report dated June 22, 2005 and June 30, 2005 accompanying the financial statements of Mr. Sticker, Inc. as of March 31, 2005 and 2004 included in the Form S-1 to be filed on or about March 6, 2008.

/s/ Tauber & Balser P.C.

Atlanta, Georgia

March 6, 2008